ARTICLES OF AMENDMENT
                                  TO THE
                         ARTICLES OF INCORPORATION
                                    OF
                    SOUTH ALABAMA BANCORPORATION, INC.



     These Articles of Amendment are executed on the 7th day of May, 1998.

                                ARTICLE ONE
     The name of the corporation is South Alabama Bancorporation, Inc.

                                ARTICLE TWO
     The Articles of Incorporation of the corporation are amended by deleting subparagraph (a) of Article Two in its entirety and replacing the same with the following:

          "(a) The total number of shares of capital stock which the Corporation shall have authority to issue is 10,500,000 shares of the par value of $.01 per share, consisting of: (1) 10,000,000 shares of Common Stock and (2) 500,000 shares of Preferred Stock."

                               ARTICLE THREE
     The foregoing amendment was adopted on May 7, 1998.

                               ARTICLE FOUR
     (a) The number of outstanding shares entitled to vote on the foregoing amendment is 4,247,586 shares of common stock. The corporation has no separate voting groups, and 3,778,578 shares were represented at the meeting.

     (b) The shares were voted 3,732,541 shares for said amendment and 33,069 shares against said amendment.

     IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed by its officer thereunto duly authorized on the date first above written.


                              SOUTH ALABAMA BANCORPORATION, INC.



                              By:        /s/ W. Bibb Lamar, Jr.
                                   W. BIBB LAMAR, JR., President and
                                   Chief Executive Officer






Prepared by:

Brooks P. Milling, Esquire
Hand Arendall, L.L.C.
P. O. Box 123
Mobile, Alabama  36601
(334) 432-5511
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